Exhibit 10.39

LICENSE AND DEVELOPMENT AGREEMENT 1

             THIS LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of June 20, 2001 between AVI BIOPHARMA, INC. (“AVI”), an Oregon corporation, and MEDTRONIC, INC. (“Medtronic”), a Minnesota corporation.

RECITALS

             WHEREAS, AVI has developed technology relating to antisense compounds which may have application in the treatment of vascular disease;

             WHEREAS, Medtronic makes and sells medical devices relating to the treatment of vascular disease;

             WHEREAS, an affiliate of Medtronic, Medtronic Asset Management, Inc. (“MAMI”), has entered into an Investment Agreement dated as of May 22, 2001 (the “Investment Agreement”) pursuant to which, among other things, MAMI has purchased, and AVI has sold, certain shares of AVI Common Stock and a Warrant to purchase certain shares of AVI Common Stock;

             WHEREAS, AVI desires to grant, and Medtronic desires to obtain, the rights set forth herein;

             WHEREAS, AVI and Medtronic are entering into a Supply Agreement of even date herewith (the “Supply Agreement”) regarding AVI’s supplying Medtronic’s requirements for the Drug; and

             WHEREAS, the parties desire that Medtronic attempt to develop products using the Technology (as defined below) for the treatment of vascular disease through non-systemic applications.

AGREEMENT

             NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

             1.1        Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

             “Additional License Agreement” has the meaning given in Section 4.4(c).

             “Additional Supply Agreement” has the meaning given in Section 4.4(d).

             “Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

1 Information was omitted from this document pursuant to a request for confidential treatment submitted to the SEC; omitted information is marked with ***. The omitted material has been filed separately with the SEC.

             “Agreement” means this Agreement and all Exhibits and Schedules hereto.

             “*     *     * Agreement” means the *     *     * Agreement dated *     *     * by and between AVI and *     *     *, as amended from time to time.

             “Compound” means (a) any “drug” as defined in the Federal Food, Drug and Cosmetic Act, as amended, not licensed hereunder and all derivatives and analogues of such drug, (b) any “biological product” as defined in the Public Health Service Act, as amended, not licensed hereunder and all derivatives and analogues of such biological product and (c) the antisense compounds not licensed hereunder.

             “Compound Option Period” means the period commencing on the First Closing Date (as defined in the Investment Agreement) and continuing until termination of this Agreement.

             “Drug” means formulation or formulations of antisense compounds (including the *     *     * substance known as *     *     *) that target the genes listed on Exhibit B attached hereto, all derivatives and analogues thereof, and all modifications and improvements thereto.

             “Exclusivity Termination Date” means, with respect to a Compound, the date which is *     *     *.

             *      *      *

             “Expiration” or “Expired” means, with respect to a particular patent, the patent’s expiration, abandonment, cancellation, disclaimer, award to another party other than AVI in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction (including final rejection in a re-examination or re-issue proceeding).

             “FDA” means the U.S. Food and Drug Administration.

             “FDA Approval” means the receipt by Medtronic of all approvals by the FDA necessary or required for the commercialization in the United States of a Royalty Product.

             “Field” means the treatment of vascular disease *     *     *.

             “First Commercial US Sale” means the first commercial sale of a Royalty Product in the United States pursuant to Medtronic’s customary commercial release executive approval procedures and guidelines.  Commercial sales do not include sales for use in clinical trials or other testing purposes.

             “Intellectual Property” means U.S. and foreign patents and patent applications, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information including but not limited to information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications, and improvements to any of the foregoing.

             “Invention” means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

             “Investment Agreement” means the Investment Agreement dated May 22, 2001 by and between AVI and Medtronic Asset Management, Inc.

             “Joint Inventions” is defined in Section 6.3.

             “Know-How” means all know-how, trade secrets, expertise, Inventions, discoveries and technical information now or hereafter owned by, licensed to, possessed by, or under the control of, AVI which are necessary, appropriate or useful for designing, developing, processing, manufacturing, using, selling or delivering the Drug within the Field, including but not limited to information embodied in drawings, designs, copyrights, copyright registrations and applications, trademarks, service marks and registrations thereof and applications therefor, patent applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications, upgrades and improvements to any of the foregoing, occurring before or during the term of this Agreement.

             “Liens” means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, licenses, sublicenses, or third party or spousal interests of any nature.

             “Net Sales” of Royalty Products with respect to a particular period means *     *     *.

             “Patents” means (a) the patents and patent applications, together with any patents that may issue based thereon, set forth on Exhibit A; (b) any other patents or patent applications now or hereafter owned by or licensed to AVI that are necessary, appropriate or useful for designing, developing, processing, manufacturing, using, selling or delivering the Drug within the Field; (c) all continuation, divisional, re-issue, re-examination and substitution applications that may be filed, before or during the term of this Agreement, by or for the benefit of AVI based on the foregoing referenced patents or patent application, together with any patents that may issue based thereon; and (d) all foreign applications that may be filed, before or during the term of this Agreement, by or for the benefit of AVI based on the foregoing referenced patents and patent applications, together with all patents which may issue based thereon.

             “*     *     * License” means the *     *     * Agreement-*     *     * by and between *     *     * and AVI *     *     *, dated *     *     * as amended from time to time, covering certain patents involving *     *     *.

             “Restenosis” means *     *     *.

             “Restenosis Rate” shall mean the rate at which Restenosis occurs in the clinical trial.

             “Royalty Product” means the Drug *     *     *.  No more than one (1) payment calculated in accordance with Section 3.3 shall be paid on any single product covered by the Patents even though such product, including its manufacture, sale or use may be covered by Valid Claims of more than one patent included in the Patents.

             “Technology” means the Patents and the Know-How.

             “Third Closing Milestone” shall have the meaning set forth in the Investment Agreement.

             “Unexpired” shall mean a patent that has not Expired.

             “Valid Claim” means a claim in an Unexpired patent included with the Patents which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

             1.2        Definitional Provisions.

                           (a)         The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

                           (b)        Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

                           (c)         References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                           (d)        The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2
LICENSE TO MEDTRONIC

             2.1        Grant of License.  Subject to the terms and conditions of this Agreement, AVI hereby grants to Medtronic an irrevocable, worldwide, sublicensable, exclusive license to the Technology to make, have made, use, import, export, distribute, sell, offer to sell and have sold the Drug in the Field and to make, have made, use, import, export, distribute, sell, offer to sell and have sold products incorporating or utilizing the Drug and/or the Technology in the Field, practice methods covered thereby, and otherwise to commercialize and exploit, the Drug and/or the Technology in the Field.

             2.2        Technology Transfer.  AVI shall, upon Medtronic’s reasonable request from time to time, provide to Medtronic at no charge available drawings, specifications, processes, materials, and any manufacturing procedures and such other documentation and Know-How as is reasonably necessary or useful to enable Medtronic to fully utilize the license granted to Medtronic under this Agreement.  In addition, AVI will make available personnel as requested by Medtronic, to provide such individual training to Medtronic technical and manufacturing personnel as is necessary to enable Medtronic to fully utilize the license granted to Medtronic under this Agreement, at such reasonable times and places as Medtronic may request from time to time, including, without limitation, to complete any development of the Technology in the Field, and to assist in the transfer of any manufacturing and regulatory submissions (including raw and compiled clinical data), certificates or other documents or approvals.

ARTICLE 3
FEES, ROYALTIES AND REPORTS

             3.1        Fee Based on First Commercial US Sale.

                           (a)         Medtronic shall pay to AVI an up-front one-time licensing fee of *     *     * within thirty (30) days after the date of the First Commercial US Sale of a Royalty Product, provided that Medtronic has received FDA Approval with respect thereto before *     *     * (or ***, if at any time the regulatory process necessary or required to obtain FDA Approval consists of *     *     * followed by the *     *     *).

                           (b)        The parties acknowledge and agree that if FDA Approval occurs on or after *     *     * (or *     *     *, if applicable), then no fee shall be payable under this Section 3.1. Further, the fee under this Section 3.1 shall be payable only with respect to the first system incorporating any Royalty Product, and no additional fees shall be payable under this Section 3.1 for the first commercial sale in the U.S. or outside the U.S. of other systems incorporating Royalty Products.

             3.2        Fee Based on Clinical Study Restenosis Rate.

                           (a)         If the Restenosis Rate in the clinical trial conducted by Medtronic in the U.S., the European Union or Japan in order to obtain regulatory approval for the commercial sale of the Royalty Product in the United States is equal to or less than *** percent (* * *%), then Medtronic will pay AVI an up-front one-time licensing fee of *     *     * within sixty (60) days after the completion of such study, provided, however, that such payment of such licensing fee shall not occur unless and until Medtronic has received FDA Approval for the Royalty Product to which such study pertained.

                           (b)        The parties acknowledge and agree that if the Restenosis Rate exceeds *** percent (***%), then no fee shall be payable under this Section 3.2.

             3.3        Earned  Royalty.

                           (a)         Subject to the terms of this Agreement, Medtronic shall pay to AVI a royalty equal to *** percent (***%) of Medtronic’s Net Sales of Royalty Products.

                           (b)        If Medtronic determines that, in order to make the Drug functional, fully utilize the license granted hereunder or to commercialize a product incorporating or utilizing the Drug or the Technology, it is required to make a payment to one or more third parties because of the rights of any such third party, then the royalties due under Section 3.3(a) to AVI shall be reduced by *** percent (***%) of any payments due to such third parties, provided, however, the application of the foregoing shall not reduce the amount due to AVI under Section 3.3(a) to less than *** percent (***%).

                           (c)         Provided that AVI has complied with its obligations set forth in Section 5.4, the royalty payable pursuant to Section 3.3(a) shall be increased by *     *     * that AVI is required to make pursuant to *     *     * for sales by Medtronic.  Such increase is not subject to reduction under Section 3.3(b) (including as Section 3.3(b) may be modified pursuant to Section 4.2).

                           (d)        After the date hereof, if the parties agree that AVI needs to obtain rights to a third party patent that it does not have rights to on the date hereof to commercialize the Drug within the Field, then the parties shall agree on the allocation between the parties of the cost of obtaining such rights (including any royalties that may be payable).

             3.4        Reports and Payments.  Within sixty (60) days after the end of each calendar quarter, Medtronic shall provide AVI with a written report indicating the amount of Net Sales of Royalty Products during such preceding period and the amount of the royalties due for such period.  Simultaneous with making such report, Medtronic shall pay to AVI the amount of royalties then due.  Notwithstanding the foregoing, if AVI is obligated to make any royalty payments to third parties with respect to sales by Medtronic hereunder within 45 days or less of the end of each calendar quarter, then such written report and the payment of royalties by Medtronic shall be due within 45 days after the end of each calendar quarter.  With respect to sales of Royalty Products outside the United States on which any earned royalties are payable hereunder, conversions to U.S. dollars, if applicable, shall be made in accordance with Medtronic’s standard accounting policy for conversion of foreign currencies.  Notwithstanding anything to the contrary contained in this Agreement, Medtronic shall be entitled to withhold, from earned royalties payable hereunder, all taxes thereon required, by competent governmental authorities, to be withheld.

             3.5        Records.  Medtronic agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by Medtronic to be determined and verified for a period of *     *     * after the delivery of any royalty report (or such longer period of time as may be necessary for AVI to comply with its reporting requirements under *     *     *).

             3.6        Audit of Records.  Upon reasonable notice and during regular business hours, Medtronic shall from time to time, but no more frequently than once annually (or as often as may be necessary for AVI to comply with requirements set forth in *     *     *), make available the records referred to in Section 3.5 for audit at AVI’s expense by independent representatives selected by AVI and reasonably acceptable to Medtronic to verify the accuracy of the reports provided to AVI.  Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit.  Such representatives may disclose to AVI only their conclusions regarding the accuracy of royalty payments and of records related thereto, and shall not disclose Medtronic’s information to AVI without the prior written consent of Medtronic.  No claim may be asserted by AVI against Medtronic for any errors unless made within *     *     * following completion of such examination or audit made pursuant to this Section 3.6.  The right to audit shall extend for *     *     * (or such longer period of time as may be necessary for AVI to comply with its reporting requirements under *     *     *) from delivery of any royalty report and thereafter any royalty report shall be deemed complete and accurate.  Each royalty report shall be subject to only one such examination and audit.  The party benefiting from any discrepancy will promptly pay the amount of such discrepancy to the other.  If a discrepancy is found that is greater than *     *     * in any calendar quarter and AVI is the party benefited, Medtronic shall reimburse AVI for all reasonable audit costs incurred for the related audit and Medtronic shall pay for the next succeeding annual audit.

ARTICLE 4
DEVELOPMENT PROJECT

             4.1        Development Efforts.

                           (a)         During the Term of this Agreement, Medtronic will control *     *     * any regulatory and clinical programs for the Drug in the Field as Medtronic deems appropriate (including the clinical trials set forth in Section 3.2) and obtain in *     *     * name any necessary device or medical regulatory approvals from the FDA, and any applicable regulatory agencies of such other countries as Medtronic deems appropriate, prerequisite to the commercial sale of products for their intended uses.  AVI will, at its expense, supply Medtronic with all available documents, instruments, information and reports reasonably necessary or convenient as requested by Medtronic in connection with such regulatory approval efforts and in connection with pre-clinical efforts.  During the Term of this Agreement, AVI will, at *     *     * expense, assist and cooperate with the development of the Drug in the Field, including, without limitation, supplying the Drug to Medtronic and advising and participating in product scientific research and development proceedings and all governmental actions, including filings, proceedings and meetings, as requested by Medtronic. AVI will also assist and cooperate, at *     *     * expense, with Medtronic in Medtronic’s development of coating technology and processes necessary or convenient for the use of the Drug in the Field.  In connection with the foregoing and at Medtronic’s reasonable request, AVI shall make available senior AVI personnel responsible for and knowledgeable about the Drug and the Technology.  AVI grants to Medtronic the right of reference to AVI’s regulatory files with the FDA or other appropriate government agencies as necessary or helpful for support of Medtronic’s regulatory submissions with respect to the Drug in the Field.  AVI hereby acknowledges and agrees that Medtronic shall be entitled to exercise its discretion, taking into account its goals, objectives and priorities, in determining the amount of resources that it will utilize hereunder.  All regulatory approvals funded by *     *     *, and all related studies, documents, instruments, information and reports, will be in *     *     * name and owned by *     *     *.  Medtronic grants to AVI the right of reference to Medtronic’s regulatory files relating to the Drug with the FDA or other appropriate governmental agencies as necessary for support of AVI’s current or future regulatory submissions outside the Field; provided that AVI shall not be entitled to utilize such right in connection with any commercialization efforts involving a medical device company.  AVI shall provide prior written notice to Medtronic of any exercise of such right of reference specifying the time of such exercise, the type of filing, the regulatory files to be referenced and such other circumstances as may be appropriate for Medtronic to determine AVI’s compliance with the exercise of such right.  AVI’s sole remedy for any breach of Medtronic’s obligations under this Section 4.1 shall be as set forth in Section 4.2 or Section 9.2.

                           (b)        AVI shall supply to Medtronic *     *     * such quantities of the Drug as is reasonably required by Medtronic in connection with pre-clinical and clinical trials and in connection with obtaining regulatory approvals.  AVI represents and warrants to Medtronic that all Drugs supplied to Medtronic hereunder will have been manufactured, labeled and packaged in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements and all other applicable manufacturing requirements.  Medtronic agrees to provide AVI rolling *     *     * forecasts of Medtronic’s requirements for the Drug under this Section 4.1(b), specifying quantities and shipping dates and Medtronic shall update such forecasts at least every *     *     *.  Such rolling forecasts by Medtronic shall be used for purposes of facilitating Medtronic’s pre-clinical and clinical plans and meeting the lead times required by AVI, but they are not legally binding on Medtronic.

             4.2        *     *     * Conversion.  In the event that the Third Closing Milestone has not occurred on or before *     *     *, Medtronic Asset Management, Inc. (“MAMI”) may indicate in writing (a “Waiver Notice”) within seven days thereafter that it is prepared to make the investment specified in Section 2.3 of the Investment Agreement in accordance with the terms of the Investment Agreement as if the Third Closing Milestone had occurred on *     *     * subject to the satisfaction of any conditions to Medtronic’s requirement to make such investment (other than the occurrence of the Third Closing Milestone). If (i) AVI provides written notice of its rejection of such offer contained in the Waiver Notice within seven calendar days after AVI’s receipt of such Waiver Notice or (ii) MAMI does not provide a Waiver Notice within seven days after *      *      *, and, in either of the cases set forth in clause (i) and clause (ii), AVI is not otherwise in material breach of any agreement with Medtronic or an Affiliate of Medtronic, then AVI shall have the right to convert the license granted to Medtronic under Section 2.1 *     *     *.  Notwithstanding the foregoing, if at any time the regulatory process necessary or required to obtain FDA Approval consists of *     *     * followed by or preceded by *     *     *, then AVI shall not have the foregoing right and MAMI shall not be required to give the Waiver Notice until *     *     *.  In order to exercise suchright, AVI must provide Medtronic with written notice of such conversion within *      *     *, as the case may be. Upon the exercise of such option by AVI, the royalty rate in Section 3.3(a) hereof shall be *     *     * percent (***%) and provided that AVI has royalty rights with respect to sales of Royalty Products hereunder that in the aggregate exceed its royalty obligations with respect to sales of Royalty Products hereunder, the minimum royalty in Section 3.3(b) shall be *     *     * percent (***%).

             4.3        Delays.  If: (a) any of Medtronic’s activities under Section 4.1 are delayed by an event of Force Majeure (as defined in Section 10.13) or (b) AVI is in material breach of any agreement with Medtronic or an Affiliate of Medtronic, then the applicable *     *     * date of the Third Milestone under Section 4.2 and the applicable *     *     * date of the Third Milestone under Section 9.2 shall be extended by a period of time equal to the period of time of the delay caused by the Force Majeure event under Section 4.3(a) above plus the period of time during which AVI is in such breach of such agreements under Section 4.3(b) above.

             4.4        Medtronic’s Compound Option.

                           (a)         Option.  During the Compound Option Period, AVI shall give written notice of its (or its Affiliates’) intention to, directly or indirectly, commercialize any Compound that is or may be suitable for use in the Field.   Medtronic shall have the right, exercisable at Medtronic’s option, to acquire a license, on the terms set forth in Section 4.4(c) below, and to enter into a supply agreement with AVI in accordance with Section 4.4(d) below, with respect to such Compound.  AVI shall provide such notice with respect to each such Compound that AVI or its Affiliates intends, directly or indirectly, to commercialize.  Medtronic shall have the right during the period ending on the Exclusivity Termination Date with respect to such Compound, to exercise such right by giving written notice thereof to AVI.  Within *     *     * after written notice of such exercise by Medtronic, AVI agrees to enter into the Additional License Agreement and Additional Supply Agreement with Medtronic with respect to such Compound.  Such *     *     * period shall survive the termination of this Agreement.  Upon execution and delivery of the Additional License Agreement and Additional Supply Agreement with respect to such Compound, Medtronic shall pay an up-front license fee of *     *     *.

             (b)        Exclusivity.  Until the Exclusivity Termination Date, AVI shall not directly or indirectly market or sell, or directly or indirectly encourage or solicit the submission of, or entertain inquiries, proposals or offers from any person or entity (other than Medtronic or its Affiliates), or otherwise provide information to or engage in discussions with any other person or entity, in any way relating to the sale, licensing, distribution or other disposition of any Compound for use or application in the Field or any Intellectual Property relating to the Compound for use or application in the Field.

                           (c)         Additional License Agreement Terms.  Unless otherwise mutually agreed in writing by Medtronic and AVI, each license agreement for a Compound (the “Additional License Agreement”) shall provide for:

                           (i)          A grant of an exclusive license for the Compound in the Field including an exclusive license to use, market, sell, make and have made, the Compound for the Field, on terms substantially similar to Article 2.

                           (ii)         Control *     *     * by the Medtronic of all regulatory and clinical programs required for regulatory approval of the Compound for use or application in the Field, on terms substantially similar to Section 4.1.

                           (iii)        In addition to the *     *     * referenced in Section 4.4(a), the payment of the licensing fees set forth in Section 3.1 and Section 3.2 on terms and conditions substantially similar to those set forth in such Sections and the payment of a royalty of ***% of the net sales of the Compound and any Medtronic device providing for direct application of the Compound subject to reduction for royalties payable to third parties, but to not less than ***%, on terms substantially similar to Section 3.3.

                           (iv)       Such other terms and conditions as are customary for license agreements of this type and as reasonably requested by Medtronic or AVI.

                           (d)        Additional Supply Agreement. Unless otherwise mutually agreed by Medtronic and AVI, each supply agreement for a Compound (the “Additional Supply Agreement”) shall provide for:

                           (i)          AVI to produce and supply Medtronic with all of its requirements for the Compound at *     *     *

                           (ii)         Such other terms and conditions as are customary for supply agreements of this type and as reasonably requested by Medtronic or AVI.

                           (e)         Right of First Refusal.  If Medtronic does not exercise its rights under Section 4.4(a) with respect to a Compound during the Compound Option Period, then AVI shall be free to negotiate with third parties with respect to the sale, licensing, distribution or other disposition of the Compound within the Field or any Intellectual Property related to the Compound within the Field, subject to the following rights of Medtronic.  If AVI reaches agreement in principle with, or receives a good faith, bona fide offer acceptable to AVI from any third party regarding such sale, licensing, distribution or other disposition, then AVI shall promptly give written notice to Medtronic, which notice shall (i) specify the pricing, terms, conditions and all material provisions with respect to the proposed transaction, (ii) identify the proposed party or parties to such transaction, and (iii) include a copy of any written agreement in principle, letter of intent or other communication setting forth the terms of the proposed transaction between AVI and the proposed third party or parties.  Medtronic shall have the irrevocable right and option, exercisable in writing to AVI any time within *     *     * after Medtronic’s receipt of such notice, to elect to enter into such proposed transaction upon the same pricing (or the monetary equivalent of any nonmonetary consideration), terms, conditions and other material provisions as set forth in such notice.  Such *     *     * period shall survive the termination of this Agreement.  If Medtronic so elects to exercise its first refusal option, AVI shall use its reasonable best efforts to permit consummation of such proposed transaction with Medtronic within *     *     * following exercise.  If Medtronic fails to exercise its first refusal option to enter into such proposed transaction, AVI and the proposed party identified in such notice may complete such transaction with the third party upon the pricing, terms, conditions and material provisions specified in such notice and contained in the proposed definitive agreement included with such notice; provided that, if (x) AVI and such third party fail to complete such transaction within *     *     * after the expiration of Medtronic’s *     *     * option, or (y) if any of the pricing, terms, conditions or other material provisions specified in such notice and contained in the proposed definitive agreement are modified so as to be less favorable to AVI, or (z) if the identity of such third party changes, then, in any such event, AVI shall give a new notice to Medtronic, and Medtronic shall have a new first refusal option, with respect to such delayed or modified proposed transaction, in accordance with the foregoing procedure.

                           (f)         Exception to Right of First Refusal.  Notwithstanding Section 4.4(e) and for a period of *     *     * commencing on the Exclusivity Termination Date for a particular Compound, AVI shall have the right to enter into a transaction with a third party involving the sale, licensing or other disposition of such Compound within the Field if the pricing, terms, conditions and all material provisions of such transaction are equal to or more favorable to AVI than those pricing, terms, conditions and material provisions specified in Section 4.4(a), Section 4.4(c) and Section 4.4(d).  On the date that is *     *     * after the Exclusivity Termination Date for a particular Compound, Medtronic’s right of first refusal set forth in Section 4.4(e) for such Compound shall be available and in full force and effect with respect to such Compound.

ARTICLE 5
AVI’S OBLIGATIONS

             5.1        Maintain Licenses in Force.  AVI shall comply with all of the provisions of, and shall maintain in full force and effect, all license agreements with third parties, including, specifically the *     *     * License, pursuant to which AVI is licensee of Intellectual Property included in the Technology.  AVI shall promptly notify Medtronic if any such third party alleges any breach, default, or event that, with the passage of time or giving of notice could become a default, by AVI of any such license agreement.  Medtronic shall be entitled, but not obligated, to cure any alleged breach or default by AVI of such license agreement and set-off the cost of such cure against amounts otherwise owed to AVI hereunder.

             5.2        Medtronic Exclusivity.   AVI will not, without the prior written consent of Medtronic, supply, sell, transfer or otherwise dispose of the Drug or any products or components utilizing the Drug or the Technology or any Joint Invention to any third party if AVI should have known after making reasonable inquiry or has actual knowledge (including the actual knowledge of any of AVI’s executive officers) that such third party intends or is likely to use, sell, supply, transfer or otherwise dispose of the Drug or any such products, components, Technology or any Joint Inventions  in the Field.  Prior to any sale, supply, transfer or other disposition to any third party of the Drug or any products or components utilizing the Drug or any such products, components, Technology or any Joint Invention, AVI shall obtain the agreement of such third party that it will not use, sell, supply, transfer or otherwise dispose of the Drug or any such products, components, Technology or any Joint Inventions in the Field.  AVI shall obtain the agreement of such third party that Medtronic will be an express third party beneficiary of such agreement.  The restrictions set forth in this Section 5.2 shall not apply to transfers of the Drug to consultants or agents of AVI who are performing research or consulting services on behalf of AVI in connection with such transfer.

             5.3        No Amendments to *     *     * License.  AVI agrees not to modify, waive or amend any provision of the *     *     * License without the prior written consent of Medtronic.

             5.4        No Amendments With Adverse Effects to Medtronic.  AVI agrees not to modify, waive or amend any provision of any agreement in effect as of the date hereof that would adversely affect Medtronic’s obligations under Section 3.3(c) without the prior written consent of Medtronic, including any modification, waiver or amendment to any agreement in effect as of the date hereof that could have the effect of increasing the amount payable to the licensor under *     *     * as a result of a reduction of (a) the *     *     * relating to sales of Combined Products or (b) the *     *     * relating to patents belonging to third parties that, in either case, is in effect as of the date hereof.

             5.5        *     *     * Agreement.

                           (a)  AVI shall not approve the Drug as *     *     * under the *     *     * Agreement and shall not otherwise subject the Drug to any of the terms thereof without obtaining the prior written agreement (in form and substance reasonably satisfactory to Medtronic) of *     *     * that the Drug is subject to Medtronic’s rights in the Field hereunder, including but not limited to Medtronic’s rights under Section 2.1.  AVI shall obtain the written agreement of *     *     * that Medtronic will be an express third party beneficiary of such agreement.

                           (b)  AVI shall not approve any Compound as *     *     * under the *     *     * Agreement and shall not otherwise subject any Compound to any of the terms thereof without obtaining the prior written agreement (in form and substance reasonably satisfactory to Medtronic) of *     *     * that the Compound is subject to Medtronic’s rights in the Field under Section 4.4.  AVI shall obtain the written agreement of *     *     * that Medtronic will be an express third party beneficiary of such agreement.

ARTICLE 6
INTELLECTUAL PROPERTY

             6.1        Protect Know-How.  AVI and Medtronic agree to maintain the confidentiality of all Confidential Information (as such term is defined in the Investment Agreement), including but not limited to the status of any patent applications included in the Patents.  Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party obtained during the term of this Agreement.  Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during the term of this Agreement and shall be liable for any breach of this Article 6 by and such person.

             6.2        Protection of Technology.  During the term of this Agreement, AVI shall promptly inform Medtronic of any Invention, improvement, amendment, upgrading or modification relating to the Drug or the Technology which may be applicable or useful in the Field.  AVI agrees to protect the Technology by obtaining and maintaining appropriate patent rights as recommended by reputable patent counsel; provided, however, that Medtronic shall have the right to review and approve any filings or other correspondence with the appropriate patenting authority relating to the Technology or the Drug in the Field. Medtronic shall not unreasonably withhold such approval. If Medtronic determines, in its sole discretion, that any Technology conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of AVI is not being adequately protected by patents, Medtronic may so inform AVI.  If Medtronic decides that AVI’s response has been inadequate, Medtronic may take whatever action it deems necessary at its expense to protect such Technology.  All patents and copyright registrations shall be applied for in the names of the actual inventors or authors and shall be assigned to AVI, subject to Medtronic’s rights and license therein; each party shall execute and deliver such forms of assignment, power of attorney and other documents which are necessary to give effect to the provisions hereof.

             6.3        Ownership of Intellectual Property.  Subject to the rights and licenses granted to Medtronic by this Agreement, (a) any Intellectual Property conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of AVI shall be the property of AVI, (b) any Intellectual Property conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of Medtronic shall be the property of Medtronic, and (c) AVI and Medtronic shall each have an undivided one-half interest in any Intellectual Property jointly conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of AVI and one or more employees or agents of Medtronic (“Joint Inventions”).  For purposes of this Section, Intellectual Property which is the subject of a patent application shall be deemed to have been developed jointly by employees or agents of Medtronic and AVI, and thus be a Joint Invention, if at least one employee or agent of each of Medtronic and AVI is required to be named as an inventor in such application in order for such patent to be valid.

             6.4        Prosecution of Patents on Joint Inventions.  If either AVI or Medtronic proposes to file an application for any U.S or foreign patents, copyright registration, or any continuation or modification thereof, with respect to any Joint Invention, then such party proposing such registration (“the first party”) shall notify the other party (“the second party”) in writing and the second party shall have option of joining in such action.  If the second party elects to join in such action, the second party shall pay one-half of the total expenses incurred by Medtronic and AVI therein and be entitled to participate in all material steps in such action.  If the second party elects not to join in such action, the first party shall be entitled to control such action, but such failure to participate shall not affect the second party’s ownership interest in the Joint Inventions or in any Intellectual Property rights therein.  Whether or not the second party elects to join in such action, the second party shall, upon the request of the first party, cooperate with and assist the first party in such action to the extent required by statute, regulation or government agency, including without limitation, executing and delivering all documents in connection therewith and using its reasonable efforts to obtain such executions from all appropriate employees and agents of the second party at the second party’s cost.  Each party will treat Joint Inventions as Confidential Information.

6.5        Prosecution of Infringement of Technology.

                           (a)         Each of Medtronic and AVI shall promptly notify the other if it knows or has reason to believe that any of the rights to the Technology in the Field are being infringed or misappropriated by a third party or that such infringement or misappropriation is threatened.  The parties shall consult with each other as promptly as reasonably practicable to review actions to be taken in connection with such alleged infringement or misappropriation.  Medtronic shall have the right to institute and control the prosecution of any alleged infringement or misappropriation of the Technology in the Field.

                           (b)        Medtronic shall be solely responsible for payment of all costs and expenses it incurs in the prosecution and/or a negotiation of a settlement.  Medtronic shall have the right to act in the name of, or on behalf of AVI, and join AVI as a party plaintiff to any such proceeding if Medtronic believes it is necessary or advisable to successfully prosecute such infringement or misappropriation.  AVI shall cooperate in connection with the initiation and prosecution by Medtronic of such suit or action.  The proceeds from any judgment, decision or settlement shall first be used to reimburse Medtronic for all costs and expenses it incurred relating to prosecution and settlement of any action; second, be allocated on a *     *     * basis between Medtronic and AVI until *     *     *; and finally, the remainder of any proceeds shall accrue to *     *     *.

                           (c)         If Medtronic fails to initiate the prosecution of any alleged infringement or misappropriation of the Technology in the Field within six (6) months of receiving written notice from AVI of any commercially significant infringement or misappropriation, AVI shall have the right to institute and control the prosecution of any such alleged infringement or misappropriation.  AVI shall be solely responsible for the payment of all costs and expenses it incurs in the prosecution and/or a negotiation of a settlement.  AVI shall have the right to act in the name of, or on behalf of Medtronic, and join Medtronic as a party plaintiff to any such proceeding if AVI believes it is necessary or advisable to successfully prosecute such infringement or misappropriation.  Medtronic shall cooperate in connection with the initiation and prosecution by AVI of such suit or action.  The proceeds from any judgment, decision or settlement shall first be used to reimburse AVI for all costs and expenses it incurred relating to prosecution and settlement of any action; second, be allocated on a *     *     * basis between Medtronic and AVI until *     *     * and finally, the remainder of any proceeds shall accrue to *     *     *.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

             7.1        Representations of AVI.  AVI represents, warrants and covenants to Medtronic that:

             (a)         AVI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

             (b)        AVI has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and by-laws to authorize the execution and consummation of this Agreement and, when executed and delivered by AVI, this Agreement shall constitute the valid and legally binding agreement of AVI enforceable against AVI in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

             (c)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or bylaws of AVI or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any Lien pursuant to the terms of any contract or agreement to which AVI is a party or by which AVI or any of its assets is bound.

             (d)        AVI exclusively owns, or has valid and subsisting exclusive license rights (with the right to sublicense) to, all of the Technology within the Field, subject to no Lien whatsoever.  Other than payment obligations under *     *     *and under *     *     * Agreement dated *     *     * by and between AVI and *     *     * as amended to the date hereof, AVI is not subject to any obligation to any person or entity for royalties, fees or commissions in respect of the Technology within the Field.  No current or former stockholder, employee, officer, agent or consultant of AVI has any rights in or to any of the Technology within the Field.  The Technology is valid and enforceable and has not been challenged in any judicial or administrative proceeding and AVI has not received and is not aware of any claim or notice of any person that such person is contemplating such action.  AVI’s execution and performance of this Agreement, the transactions contemplated herein and Medtronic’s use of the Technology within the Field will not infringe, misappropriate, misuse or conflict with the rights, including patent and other Intellectual Property or contractual rights, of third parties.  AVI has the right and authority to enter into this Agreement and to grant the license granted herein.  To AVI’s knowledge, no person or entity nor such person’s or entity’s business or products has infringed, misused, misappropriated or conflicted with the Technology within the Field or currently is infringing, misusing, misappropriating or conflicting with such Technology within the Field.

             (e)         There are no actions, suits, claims, disputes or proceedings or governmental investigations pending or, to AVI’s knowledge, threatened against AVI or any of its Affiliates with respect to the Technology or the use thereof by AVI, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country.  AVI has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country, which failure in any case would in any material respect impair any rights of Medtronic under this Agreement.

             (f)         All Patents identified in Exhibit A have the status indicated therein and all applications are still pending in good standing and have not been withdrawn or abandoned.  The Patents identified in Exhibit A constitute all of the current patents and patent applications of AVI having applicability to the Technology or the Drug within the Field.  AVI has made all statutorily required filings, if any, to record its interest in the Patents.

             (g)        No representation or warranty made by AVI herein and no information disclosed by AVI to Medtronic contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement made herein or therein not misleading.

             (h)        The *     *     * License is in full force and effect and there are no existing defaults, or events, which, with the passage of time or giving of notice, would become defaults thereunder.  AVI is the sole and exclusive owner of the licensee’s interest in the *     *     * License, free and clear of any Liens.  The execution and delivery by AVI of this Agreement and its performance hereunder will not constitute a default (or an event which, with the passage of time or giving of notice, would constitute a default) under the *     *     * License.  AVI has not received notice, nor is AVI otherwise aware, that the licensor under the *     *     * License intends to cancel or terminate the *     *     * License or provide notice of a default (or an event which, with the passage of time or giving of notice, would constitute a default) thereunder.  None of the terms of the *     *     * License has been impaired, waived, altered, amended or modified in any respect (including pursuant to *     *     * License) prior to the date hereof.  AVI has previously delivered to Medtronic a true and correct copy of the *     *     * License.

             (i)          AVI has made no public disclosure of any non-patented Technology in the Field and shall make no public disclosure of any such Technology in the Field or any such Technology in the Field which may come into existence during the term of this Agreement, except to the extent required by law or to obtain patent protection therefore.  AVI has otherwise taken reasonable steps to protect its rights in the Technology.

             (j)          As of the date hereof, the genes referred to in the definition of “Drug” set forth in Section 1.1 constitute all of the genes that AVI has researched, developed, tested or otherwise investigated with any antisense compound in connection with or related to *     *     * and, as of the date hereof, AVI has not identified or selected, and AVI is not otherwise aware of, any other genes (including *     *     *) with respect to which it has plans to research, develop, test or otherwise investigate with any antisense compound in connection with or related to *     *     *.

             7.2        Representations of Medtronic.  Medtronic represents, warrants and covenants to AVI that:

             (a)         Medtronic is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

             (b)        Medtronic has taken all necessary corporate action under the laws of the state of its incorporation and its articles of incorporation and bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Medtronic, this Agreement shall constitute the valid and legally binding agreement of Medtronic enforceable against Medtronic in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

             (c)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the articles and bylaws of Medtronic or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any Lien pursuant to the terms of any contract or agreement to which Medtronic is a party or by which Medtronic or any of its assets is bound.

ARTICLE 8
INDEMNIFICATION

             8.1        Indemnification by AVI.  AVI shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, officers, directors, shareholder, employees, agents and affiliates (collectively, all such indemnities are referred to in this Section as “Medtronic”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation, compensatory and punitive damages), deficiencies, actions, settlements, judgments, costs and expenses which Medtronic may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon the breach by AVI of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Medtronic by AVI in connection with the transactions hereunder.  An amount for which Medtronic is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”  During the term of this Agreement, AVI shall maintain, at its expense, a policy of comprehensive general liability insurance sufficient to honor the indemnity made herein, with products liability endorsement, but in no event less than *     *     * per occurrence and in the annual aggregate.  Such policy shall name Medtronic and its Affiliates as additional insureds.  AVI shall furnish Medtronic with a certificate of insurance evidencing such coverage within thirty (30) days of the execution of this Agreement, which certificate shall provide for not less than thirty (30) days notice to Medtronic prior to material change in coverage or policy cancellation.

             8.2        Indemnification by Medtronic. Medtronic shall indemnify, defend and hold harmless AVI and each of its subsidiaries, officers, directors, shareholder, employees, agents and affiliates (collectively, all such indemnities are referred to in this Section as “AVI”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation, compensatory and punitive damages), deficiencies, actions, settlements, judgments, costs and expenses which AVI may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon the breach by Medtronic of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to AVI by Medtronic in connection with the transactions hereunder.  An amount for which AVI is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”  During the term of this Agreement, Medtronic shall maintain, at its expense, a policy of comprehensive general liability insurance sufficient to honor the indemnity made herein, with products liability endorsement, but in no event less than *     *     * per occurrence and in the annual aggregate.  Such policy shall name AVI and its Affiliates as additional insureds.  Medtronic shall furnish AVI with a certificate of insurance (or a self-insurance letter (if Medtronic is self-insured)) evidencing such coverage within thirty (30) days of the execution of this Agreement, which certificate shall provide for not less than thirty (30) days notice to Medtronic prior to material change in coverage or policy cancellation.

             8.3        Third Party Claims.  If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not  adversely affect the indemnifying party’s ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party.  If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the  indemnifying party’s intent to do so.  If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder.  Regardless of which party is controlling the settlement of defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any Lien, encumbrance or other adverse charge upon any asset of  any indemnified party or of its subsidiaries, (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, and (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such claim and the related expenses as incurred by the indemnified party pursuant to this Article 8.  So long as the indemnifying party is reasonably contesting any such third party claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such claim.  The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

             8.4        Set-Off.  In the event Medtronic is entitled to indemnification under this Article 8, Medtronic shall be entitled in its discretion, without limitation of any other rights or remedies of Medtronic, to set-off all or any part of the Indemnified Amount against any amounts which are then owed or thereafter become owed by Medtronic to AVI.  Medtronic shall be entitled to set-off an Indemnified Amount when such Costs are threatened, whether or not yet incurred and whether or not the amount thereof has been finally determined. If Medtronic defers payment of any amount to AVI past the scheduled payment date because there exists a pending indemnification claim by Medtronic pursuant to this Article the amount of which has not then been finally determined, the excess, if any, of such deferred amount over the finally determined amount of the indemnification claim shall be promptly paid upon such final determination, together with simple interest at the rate of eight percent (8%) per annum on such excess accrued from the originally scheduled payment date for such deferred amount.

ARTICLE 9
TERM AND TERMINATION

             9.1        Term of License.  Unless otherwise terminated under provisions of Section 9.2, this Agreement and the license granted under Section 2.1 shall continue until *     *     *, at which time the license rights of Medtronic set forth in Section 2.1 shall be deemed to be converted, into a fully paid, exclusive, worldwide, irrevocable, sublicensable, royalty-free license of the Technology to make, have made, use, import, export, distribute, sell, offer to sell and have sold the Drug in the Field and products incorporating or utilizing the Drug and/or the Technology in the Field, practice methods covered thereby, and otherwise to commercialize and exploit, the Drug and/or the Technology in the Field (“Term”).

             9.2        Termination.  (a)  If either party is in material breach of the terms, conditions or agreements of this Agreement, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving  the breaching party *     *     * notice in writing, particularly specifying the breach.  Such notice of termination shall not be effective if the breaching party cures the specified breach within such *     *     * period.  Each party shall have the right to suspend payment of any amount due to the other hereunder during the time that the breach of the other party remains uncured.

             (b)        In the event that the Third Closing Milestone has not occurred on or before *     *     *, Medtronic Asset Management, Inc. (“MAMI”) may indicate in writing (a “Waiver Notice”) within seven days thereafter that it is prepared to make the investment specified in Section 2.3 of the Investment Agreement in accordance with the terms of the Investment Agreement as if the Third Closing Milestone had occurred *     *     * subject to the satisfaction of any conditions to Medtronic’s requirement to make such investment (other than the occurrence of the Third Closing Milestone). If (i) AVI provides written notice of its rejection of such offer contained in the Waiver Notice within seven calendar days after AVI’s receipt of such Waiver Notice or (ii) MAMI does not provide a Waiver Notice within seven days after *     *     *, and, in either of the cases set forth in clause (i) and clause (ii), AVI is not otherwise in material breach of any agreement with Medtronic or an Affiliate of Medtronic, then AVI shall have the right to terminate this Agreement.  Notwithstanding the foregoing, if at any time the regulatory process necessary or required to obtain FDA Approval as determined by Medtronic consists of *     *     * followed by or preceded by *     *     * and Medtronic has not abandoned the process of seeking regulatory approval on and as of *     *     *, then AVI shall not have the foregoing right and MAMI shall not be required to give the Waiver Notice until *     *     *.  In order to exercise such termination right, AVI must provide Medtronic with written notice of such termination within thirty (30) days *     *     *, as the case may be.

             (c)         If on *     *     *, cumulative Net Sales of Royalty Products by Medtronic are *     *     *, AVI shall have the right to terminate this Agreement by providing written notice to Medtronic of such termination within thirty (30) days after such date.

             9.3        Effect of Termination.

             (a)         In the event of termination of this Agreement, Medtronic shall be entitled to complete all work-in-process and sell its remaining inventory of Royalty Products, subject to the payment of royalties pursuant to Section 3.3 on such Net Sales.

             (b)        Upon termination of this Agreement, each party will within thirty (30) days return to the other all tangible Confidential Information of the other party (except one copy which may be retained by legal counsel solely for evidentiary purposes in the event of a dispute), and each party will deliver to the other a copy of any documentation in its possession or control specifically relating to the Joint Inventions.

             (c)         In the event of termination of the *     *     * License pursuant to *     *     *, the license granted hereunder, to the extent it constitutes a sub-license under the *     *     * License, shall, at the option of Medtronic, convert to a license directly between Medtronic and *     *     * pursuant to, and subject to the satisfaction of the conditions to such conversion set forth in, *     *     * License.  AVI shall assist Medtronic (as Medtronic may reasonably request) in exercising its rights under this Section 9.3(c) and satisfying the conditions to such conversion.  Any such conversion shall not have any effect on the license granted hereunder to the extent it does not constitute a sub-license under the *     *     * License.

ARTICLE 10
MISCELLANEOUS

             10.1      Further Assurances.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

             10.2      Complete Agreement.  This Agreement (including all schedules and exhibits hereto and thereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein, with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

             10.3      Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements contained in Articles 6 and 8 of this Agreement shall survive termination of this Agreement and remain in full force and effect.  No independent investigation of AVI by Medtronic, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by AVI in this Agreement.

             10.4      Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any amendment to this Agreement shall be in writing and signed by AVI and Medtronic.

             10.5      Notices.  All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to an executive officer of such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

             if to Medtronic:

                           Medtronic, Inc.
                           710 Medtronic Parkway NE
                           Minneapolis, MN 55432-5604

             with separate copies thereof addressed to

Attention:	General Counsel
Mail Stop LC400
Telecopier No.: (763) 572-5459

and

Attention:	Vice President and Chief Development Officer
Mail Stop LC390
Telecopier No.: (763) 505-2542

             if to AVI:

                           AVI BioPharma, Inc.
                           One SW Columbia
                           Portland, OR 97258

                           Attn: President, Alan P. Timmins

             With a copy to:

                           HURLEY, LYNCH & RE, P.C.
                           747 SW Industrial Way
                           Bend, Oregon 97702
                           Attn:  Robert A. Stout, Esq.

Any party may change the above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

             10.6      Public Announcement.  In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued.  Neither party will publicly or privately disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law, rule, regulation, order or stock exchange regulation, and except for communications to employees; provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information.  In particular, prior to such disclosure, each party shall use its best efforts to redact the royalty rates and payment terms specified herein and each party shall provide the other the opportunity to redact other information and seek confidential treatment of any such disclosure.

             10.7      Expenses.  AVI and Medtronic shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

             10.8      Governing Law.  The formation, legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the principles of conflict of laws; provided, however, that nothing in Minnesota procedural law shall be deemed to alter or affect the applicability of the rules of the Federal Arbitration Act as governing arbitration of disputes as provided in Section 10.12 and, provided further, that no Minnesota laws or rules of arbitration shall be applicable.  Subject to Section 10.12 hereof, the parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the county in which arbitration is conducted with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby, and irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.

             10.9      Titles and Headings; Construction.  The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

             10.10    Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

             10.11    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

             10.12    Arbitration.  Any dispute arising out of or relating to this Agreement or the Registration Rights Agreement, including the formation, interpretation or alleged breach hereof, shall be settled in accordance with the Exhibit C attached hereto.  The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may entered upon the arbitration award in any court having jurisdiction thereof.  Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.

             10.13    Force Majeure.  Neither party shall be in default because of any failure to perform this Agreement if such failure arises from causes beyond the control of such party (“the first party”) and without the fault or negligence of such first party, including without limitation, acts of God or of the public enemy, acts of the Government in either its sovereign or contractual capacity, fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, freight embargoes or unusually severe weather.  In each instance, the failure to perform must be beyond the reasonable control and without the fault or negligence of the first party.  If it appears that performance under this Agreement may be delayed by an event of Force Majeure, the first party will immediately notify the other party as soon as practicable in writing at the address specified in this Agreement.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

             10.14    Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of AVI herein may not be assigned except to any person who succeeds to substantially all of AVI’s business, and (ii) the rights and obligations of Medtronic herein may not be assigned except to an Affiliate or any person who succeeds to all or a substantial portion of Medtronic’s business to which this Agreement relates.  Any attempted assignment of this Agreement in violation of this Section 10.14 shall be null and void.

             10.15    *     *     *License.       Medtronic agrees to be bound by the provisions of *     *     * (copies of which are attached hereto as Exhibit D) of the *     *     * License as if Medtronic were a party to the *     *     * License.

             IN WITNESS WHEREOF, each of the parties has caused this License and Development Agreement to be executed in the manner appropriate for each, and to be dated as of the date first above-written.

AVI BioPharma, Inc.

/s/ Denis Burger

By:	Denis Burger

Its:	CEO

Medtronic, Inc.

/s/ Michael D. Ellwein

By:	Michael D. Ellwein

Its:	VP

EXHIBIT A

Insert identification of patents and patent applications

U.S. Patent Number *     *     *
U.S. Patent Number *     *     *
U.S. Patent Number *     *     *
U.S. Patent Number *     *     *
U.S. Patent Number *     *     *
U.S. Patent Number *     *     *
U.S. Patent Number *     *     *
U.S. Patent Number *     *     *
International Publication Number *     *     *

EXHIBIT B

List of Genes referenced in definition of “Drug”

* * *
* * *
* * *
* * *
* * *
* * *
* * *
* * *
* * *
* * *

             In addition, any other genes that breach AVI’s representation and warranty set forth in Section 7.1(j) shall be deemed to be listed on this Exhibit B

Exhibit C

Arbitration Procedures

1)          Negotiations.  If any dispute arises between AVI and Medtronic with respect to the Supply Agreement or the License and Development Agreement (the “Agreements”), or any alleged breach thereof, any party may, by written notice to the other party, have such dispute referred to their respective designees listed below or their successors for attempted resolution by good faith negotiations within 30 days after such notice is received.  Such designees are as follows:

             For AVI - the President of AVI or his/her designee

For Medtronic - the President of Medtronic, Inc.’s business unit to which the Agreements relate, or his/her designee

Any settlement reached by the parties under this Section 1 shall not be binding until reduced to writing and signed by the above-specified designees of Medtronic and AVI.  When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled.  If the designees are unable to resolve such dispute within such 30-day period, any party may invoke the provisions of Section 2 below.

             2)          Arbitration.  All claims, disputes, controversies, and other matters in question arising out of or relating to the Agreements, including claims for Indemnifiable Losses and disputes regarding the making of the Agreements, including claims of fraud in the inducement, or to the alleged breach hereof, shall be settled by negotiation between the parties as described in Section 1 above or, if negotiation is unsuccessful, by binding arbitration in accordance with procedures set forth in Section 3 and 4 below.

             3)          Notice.  Notice of demand for binding arbitration shall be given in writing to the other party and shall be delivered personally or by facsimile (receipt confirmed) to an executive officer of such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

             Medtronic Asset Management, Inc.
             710 Medtronic Parkway NE
             Minneapolis, MN 55432-5604

             with separate copies thereof addressed to

Attention:	General Counsel
Mail Stop LC400
Telecopier No.: (763) 572-5459

and

Attention:	Vice President and Chief Development Officer
Mail Stop LC390
Telecopier No.: (763) 505-2542

if to AVI to:

             AVI BioPharma, Inc.
             One SW Columbia
             Portland, OR 97258
             Attn: President, Alan P. Timmins

With a copy to:

             Hurley, Lynch & Re, PC
             747 SW Industrial Way
             Bend, OR 97702
             Attn: Robert A. Stout, Esq.

             Any party may change the above–specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile (upon appropriate electronic confirmation of successful transmission)) or on the day shown on the return receipt (if delivered by mail or delivery service).   In no event may a notice of demand of any kind be filed more than two years after the date the claim, dispute, controversy, or other matter in question was asserted by one party against another, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the demand shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

             4)          Binding Arbitration.  Upon filing of a notice of demand for binding arbitration by any party hereto, arbitration shall be commenced and conducted as follows:

             (a)         Arbitrators.  All claims, disputes, controversies, and other matters (collectively “matters”) in question shall be referred to and decided and settled by a standing panel of three independent arbitrators, one selected by each of AVI and Medtronic’s representative and the third by the two arbitrators so selected; provided, if the amount in controversy (including reasonably anticipated future amounts or payments under the Agreement affected by such arbitrated matter) is under $300,000, a single arbitrator will be used.  The third (or the single arbitrator, if applicable) shall be a former judge of one of the U.S. District Courts or one of the U.S. Court of Appeals or such other classes of persons as the parties may agree.  Selection of arbitrators shall be made within 30 days after the date of the first notice of demand given pursuant to Section 3 and within 30 days after any resignation, disability or other removal of such arbitrator.  Following appointment, each arbitrator shall remain a member of the standing panel, subject to removal for just cause or resignation or disability; provided, however, an arbitrator can be removed by the party who appointed the arbitrator, or in the case of the third arbitrator, by either party for any reason at any time when no matter is in arbitration.

             (b)        Cost of Arbitration.  The cost of each arbitration proceeding, including without limitation the arbitrators’ compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by the parties if the arbitrators determine that neither party has prevailed.  The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys’ fees and costs incurred in connection with the arbitration.  The arbitrators are specifically instructed to award attorneys’ fees for instances of abuse of the discovery process.

             (c)         Location of Proceedings.  An arbitration proceeding initiated by AVI shall be held in Hennepin County, Minnesota and an arbitration proceeding initiated by Medtronic shall be held in Multnomah County, Oregon, unless the parties agree otherwise.

             (d)        Pre-hearing Discovery.  The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations:  Document discovery and other discovery shall be under the control of and enforceable by the arbitrators.  The arbitrators shall permit and facilitate such other discovery as they shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective.  The arbitrators shall decide discovery disputes.  The arbitrators are empowered:

             (i)          to issue subpoenas to compel pre-hearing document or deposition discovery;

             (ii)         to enforce the discovery rights and obligations of the parties; and

             (iii)        to otherwise control the scheduling and conduct of the proceedings.

             Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the arbitration proceeding and render a final decision within six months after the pre-hearing conference.

             (e)         Pre-hearing Conference.  Within 45 days after filing of notice of demand for binding arbitration, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

             (f)         Hearing Procedures.  The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process.  Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

             (i)          Documents shall be self-authenticating, subject to valid objection by the opposing party;

             (ii)         Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent’s right of a live cross-examination of the witness in person;

             (iii)        Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party 30 days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;

             (iv)       The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and

             (v)        The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

             (g)        Governing Law.  This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the rules of the Federal Arbitration Act and the laws of the State of Minnesota shall be applied, without reference to the choice of law principles thereof, in resolving matters submitted to such arbitration.

             (h)        Consolidation.  No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than affiliates of any such party, which affiliates may be included in the arbitration), except by written consent of the parties hereto containing a specific reference to this Agreement.

             (i)          Award.  The arbitrators shall be required to render their final decision within six months after the pre-hearing conference.  The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive or presumptive damages.  The award rendered by the arbitrators (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification, except in the event of fraud or gross misconduct on the part of the arbitrators.

             (j)          Confidentiality.  The parties hereto will maintain the substance of any proceedings hereunder in confidence and make disclosures to others only to the extent necessary to properly conduct the proceedings.

Exhibit D

Paragraphs *     *     * of the *     *     * License